SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                      -----

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported) MARCH 4, 1998

                              THE MONEY STORE INC.
             (Exact name of registrant as specified in its charter)


  NEW JERSEY                      001-10785                22-2293022
(State or other jurisdiction of  (Commission              (IRS Employer
 incorporation)                  File Number)             ID Number)


                   2840 MORRIS AVENUE, UNION, NEW JERSEY          07083
                  (Address of principal executive offices)      (Zip Code)

                  Registrant's Telephone Number, including area code:
                                 (908) 686-2000

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)
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 ITEM 5.          OTHER EVENTS.

          On March 4, 1998, The Money Store Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Union Corporation ("First Union") and its wholly owned subsidiary, First Union National Bank ("FUNB"), providing for, among other things, the merger (the "Merger") of a direct, wholly owned subsidiary of FUNB with and into the Company. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding share of the Company's common stock, no par value (the "Company Common Stock"), will be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of First Union's common stock, par value $3.33-1/3 per share, together with the rights issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990, as amended, attached thereto (the "Parent Stock"), equal to the result of dividing $34.00 by the Market Price (such quotient, rounded down to four decimal places, the "Exchange Ratio"). The "Market Price" means the average of the per share closing sales price of Parent Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in THE WALL STREET JOURNAL for each of the five trading days in the period ending on the trading day prior to the Effective Time. At the Effective Time, each outstanding share of the Company's $1.72 Mandatory Convertible Preferred Stock (the "Company Preferred Stock") shall be converted into the right to receive the number of shares of Parent Stock equal to the product of the Exchange Ratio and 0.92. If any approval of the holders of the Company Preferred Stock that may be required in order to deliver Parent Stock in exchange therefor shall not be received, then each share of Company Preferred Stock outstanding at the Effective Time shall instead be converted into the right to receive a share of a new series of First Union convertible preferred stock (the "New Parent Preferred Stock") containing substantially similar terms as the Company Preferred Stock, as adjusted to reflect the Merger.

          The Merger is intended to constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and to be accounted for as a purchase. Consummation of the Merger is subject to various conditions, including: (i) approval of the Merger and the Merger Agreement by the requisite vote of the Company's shareholders; (ii) receipt of requisite regulatory approvals and third party consents; (iii) receipt of opinions as to the tax-free nature of the transactions; (iv) listing on the New York Stock Exchange, subject to notice of issuance, of the Parent Stock (and, if required, the New Parent Preferred Stock) to be issued in the Merger, and (v) satisfaction of certain other customary closing conditions.

          In his capacity as a shareholder of the Company, Marc J. Turtletaub, Chief Executive Officer of the Company, entered into an option and voting agreement dated as of March 4, 1998 (the "Option Agreement") with First Union pursuant to which Mr. Turtletaub granted First Union an option, that is exercisable following the occurrence of certain contingencies set forth therein, to purchase up to 14,547,261 shares of the Company Common Stock (approximately 24.9% of the outstanding shares of Company Common Stock) owned by him at a price, subject to certain adjustments, of $34.00 per share payable in Parent Stock. Mr. Turtletaub has also agreed, in his capacity as a shareholder, to vote for the Merger and the other actions contemplated in the Merger Agreement and to vote against any merger (or other transaction involving the sale of a substantial portion of the Company's assets or the Company Common Stock) between the Company and a party other than First Union or an affiliate thereof for a period beginning on March 4, 1998 and ending on the later of (i) 180 days after the Merger Agreement shall have been terminated or (ii) December 31, 1998. Mr. Turtletaub has provided the Company with a copy of the Option Agreement.

          A copy of the Merger Agreement is being filed as Exhibit 2.1 to this report, a copy of the press release relating to the Merger is being filed as
Exhibit 99.1 to this report and a copy of the Option Agreement is being filed as
Exhibit 99.2 to this report, and each exhibit is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                  (c) EXHIBITS.

                  The following exhibits are filed herewith:

                  EXHIBIT NO.        DESCRIPTION OF EXHIBIT

                  2.1 Agreement and Plan of Merger dated as of March 4, 1998 among First Union Corporation, First Union National Bank and The Money Store Inc.

                  99.1               Press Release dated March 4, 1998.

                  99.2 Shareholder Option and Voting Agreement, dated as of March 4, 1998, among First Union Corporation and Marc J. Turtletaub.
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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  THE MONEY STORE INC.

                                   By:  /S/ MICHAEL BENOFF
                                   Name:  Michael Benoff
                                   Title: Executive Vice President and
                                          Chief Financial Officer

Dated:  March 6, 1998
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                                  EXHIBIT INDEX


EXHIBIT NO.                 DESCRIPTION OF EXHIBIT

2.1 Agreement and Plan of Merger dated as of March 4, 1998 among First Union Corporation, First Union National Bank and The Money Store Inc.

99.1              Press Release of the Company dated March 4, 1998.

99.2 Shareholder Option and Voting Agreement, dated as of March 4, 1998, among First Union Corporation and Marc J. Turtletaub.

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